Exhibit 16.1

Gries & Associates, LLC Certified Public Accountants 501 S. Cherry Street Ste 1100 Denver, Colorado 80246

November 1, 2023

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously contracted as the auditors of Neolara Corp. (the Company) and issued financial statements for the years ended January 31, 2023 and 2022, and the subsequent reviews for the fiscal year 2024. On October 11, 2023, we resigned. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated November 1, 2023, and we have no basis to agree or disagree with other statements of the Company in the filing.

Very truly yours,

Denver, Colorado

PCAOB # 6778

November 1, 2023